EXHIBIT 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Citizens, Inc.:
We consent to the incorporation by reference in Registration Statements (Form S-3 Nos. 333-77698, 333-58698, 333-118134 and 333-139473) of Citizens, Inc. of our reports dated March 30, 2007, with respect to the consolidated financial statements and schedules of Citizens, Inc., Citizens, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting of Citizens, Inc. as of December 31, 2006, included in the Annual Report on Form 10-K for the year ended December 31, 2006.
                             /s/ Ernst & Young LLP
Austin, Texas
March 30, 2007